Morgan, Lewis & Bockius  LLP
Counselors At Law
1800 M Street, N.W.
Washington, D.C.  20036-5869
(202) 467-7000
Fax: (202) 467-7176

June 27, 1997

Croft Funds Corporation
207 East Redwood Street
Baltimore, Maryland  21202

Re: Croft Funds Corporation

Ladies and Gentlemen:

Croft Funds Corporation (the "Corporation") is a corporation organized under the laws of the State of Maryland with its principal place of business in Baltimore, Maryland. The Corporation is an open-end diversified management investment company registered with the Securities and Exchange
Commission (the "Commission") under the Investment Company
Act of 1940 (the "1940 Act"). This opinion relates to the shares of the Croft-Leominster Value Fund and Croft-Leominster
Income Fund, two classes of the Corporation with a par value of one mil ($.001), sold in reliance upon Rule 24f-2 during its fiscal year ended April 30, 1997, the registration of which is made definite by the filing of the attached Notice.

We have reviewed all proceedings taken by the Corporation in connection with the offer and sale of the shares which have been offered under a Prospectus included as part of the Corporation's Registration Statement on Form N-1A, as amended to the date hereof, which has been filed with the Commission under the Securities Act of 1933 and the 1940 Act.

We are of the opinion that such shares, when sold and issued in return for the payment described in the Corporation's
Registration Statement, were legally issued, fully paid and non-assessable by the Corporation.

Very truly yours,

Morgan, Lewis & Bockius LLP

cc: Mr. Kent G. Croft
     Mr. David Schiminger